UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  May 29, 2007
(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 (Entry into Material Definitive Agreement)

The information set forth in Attachments I and II of this Current Report about the $11.5 billion loan, accelerated share repurchase agreements and related guarantees is incorporated herein by reference.

Item 2.03 (Creation of Direct Financial Obligation)

The information set forth in Attachments I and II of this Current Report about the $11.5 billion loan, accelerated share repurchase agreements and related guarantees is incorporated herein by reference.

Item 8.01 (Other Events)

On May 29, 2007, IBM announced that it has repurchased 118.8 million shares of its outstanding common stock through accelerated share repurchase agreements.  The press release is Attachment I of this Form 8-K.  Attachment II contains information that is being posted on IBM’s Investor Relations website (www.ibm.com/investor/).

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 29, 2007

	By:	/s/ Andrew Bonzani
Andrew Bonzani
Vice President, Assistant General Counsel
& Assistant Secretary

ATTACHMENT I

IBM EXECUTES $12.5 BILLION ACCELERATED SHARE REPURCHASES

ARMONK, N.Y., May 29, 2007 … IBM (NYSE:IBM) today announced that it  repurchased $12.5 billion of its outstanding common stock through accelerated share repurchase agreements.

Under the agreements, IBM repurchased 118.8 million shares, or 8 percent of the outstanding shares of common stock as of May 29, for an initial price of $105.18 per share.

The shares were purchased from three banks under accelerated share repurchase agreements, which provided IBM with immediate delivery of the shares. The banks are expected to purchase an equivalent number of shares in the open market during the next nine months. The initial price of the accelerated share repurchases is subject to an adjustment based on the volume weighted average price of the shares during this period.  IBM does not plan to make any additional stock repurchases during this period.

The repurchases were executed through IBM International Group, a wholly-owned subsidiary of IBM, with $1 billion in cash and $11.5 billion borrowed through a loan agreement with a number of financial institutions. Principal and interest on the loan will be paid with cash generated by IBM International Group’s non-US operating subsidiaries.

The repurchases are part of the $15 billion authorization for the company’s stock repurchase program approved by the IBM board of directors on April 24. After executing the $12.5 billion repurchases, the company has approximately $1.8 billion remaining from this authorization. IBM does not anticipate requesting board approval for additional funds for stock repurchases prior to April 2008.

IBM said it expects 2007 earnings per share growth of 13 to 14 percent, compared with the 11 percent estimate the company provided during its first quarter earnings report. These estimates exclude the gain from the previously-announced sale of its printer business. The current estimate reflects the benefit of two to three points of growth, or approximately 14 to 17 cents of earnings per share, from the accelerated share repurchases.

Additional information about these accelerated share repurchases is available on IBM’s investor web site at http://www.ibm.com/investor/viewpoint/ircorner/2007/07-05-29-1.phtml.

ATTACHMENT II

IBM ANNOUNCES EXECUTION OF ACCELERATED SHARE REPURCHASES

IBM announced today that it has repurchased $12.5 billion of its outstanding common stock through accelerated share repurchase agreements (ASR). Under the agreements, the company repurchased 118.8 million shares, or 8 percent of the outstanding shares of common stock as of May 29, from three banks for an initial price of $105.18 per share.  These repurchased shares will be classified as treasury shares.

The banks are expected to purchase an equivalent number of shares in the open market during the next nine months.  The initial price of the ASR is subject to an adjustment based on the volume weighted average price of the shares during this period.  IBM does not plan to make any additional stock repurchases during this period.

Transaction Financing

The repurchases, guaranteed by IBM, were executed through IBM International Group (IIG), a wholly-owned subsidiary of IBM.  IIG has funded the repurchases with $1 billion in cash and an $11.5 billion, 364 day term loan with a number of financial institutions.

The term loan is also guaranteed by IBM and carries an interest rate of the London Inter-Bank Offer Rate (LIBOR) plus 10 basis points.  Principal and interest on the loan will be paid by IIG with cash generated by its non-US operating subsidiaries.  The covenants of this facility are substantially similar to those in IBM’s $10 billion global credit facility, dated June 28, 2006.  IIG may make optional prepayments under this facility without premium or penalty.  It is the company’s intention to refinance the term loan with longer-term debt over the coming year.

The $11.5 billion of debt used to execute the ASR will be classified as short-term “non-Global Financing” debt on IBM’s consolidated balance sheet.  The combined impacts to debt and equity will generate a substantial increase in IBM’s non-Global Financing debt to capitalization ratio.  Over the next few years, we expect this leverage ratio to be in a range of 20 to 30 percent.  This does not impact the debt-to-equity ratio of IBM’s Global Financing business.

As a result of the short-term debt issuance, the company expects to report negative working capital and a negative current ratio beginning with its second quarter financial results. The company had previously reported positive working capital of $5.7 billion and $4.6 billion at March 31, 2007 and December 31, 2006, respectively. The company expects to report positive working capital as the short-term debt is refinanced with longer-term debt.

Credit Ratings

Following IBM’s April 24th board authorization on share repurchase, Standard & Poor’s (A+) and Moody’s (A1) reaffirmed their ratings on IBM.  Fitch (AA-) has IBM rated one level higher and elected to place the company on “Negative Watch”, and may reduce their IBM rating to be in line with other agencies.

IBM believes its strong earnings and cash flow growth provide sufficient financial flexibility within existing credit ratings to continue to execute its current investment, dividend, and acquisition strategies.

Financial Implications

For the first quarter of 2007, IBM reported average basic shares of 1,499.5 million and average fully diluted shares of 1,522.8 million.  While the precise impacts of dilution for the remainder of the quarter and the year are uncertain because of the dependence on future IBM share price movements and option exercises, IBM’s current estimate for second quarter 2007 average fully diluted shares is approximately 1.46 billion, compared with 1.56 billion in the second quarter 2006.

The incremental debt, partially offset by higher US cash balances, will increase IBM’s 2007 net interest expense by an estimated $250 million, and reduce IBM’s non-Global Financing debt interest coverage ratio from 30X in 2006 to approximately 20X in 2007.

For 2007, IBM expects to deliver earnings per share growth of 13 to 14 percent, compared to the 11 percent estimate the company provided during its first quarter earnings report.  These estimates exclude the gain from the previously-announced sale of its printer business.  The current estimate reflects an incremental benefit of two to three points of growth, or approximately 14 to 17 cents of earnings per share from the accelerated share repurchases.  The benefit is a result of the lower share count which is driven by the timing of the accelerated share repurchases, partially offset by lower pre-tax income due to increased interest expense. The variability in the benefit is due primarily to changes in interest rates on the debt used to acquire the stock.  Approximately three cents per share of the increase will be reported in the second quarter, with the balance in the second half of the year.

Share Repurchase Authorization

After executing the $12.5 billion ASR, IBM’s remaining authorization is $1.8 billion.

B$
3/31/07 Remaining Authorization	1.4
April 2007 Board Authorization	15.0
Subtotal	16.4
Less: 2Q07 Spend Prior to ASR	-2.1
Less: ASR at the Initial Price	-12.5
5/29/07 Remaining Authorization	1.8

The remaining authorization may be used for the ASR price adjustment or stock repurchases after the banks have completed their purchases in February 2008.

As mentioned in IBM’s April 24th press release, IBM does not anticipate requesting board approval for additional share repurchase authorization prior to April 2008.